EXHIBIT 99.2
REORGANIZATION AGREEMENT
     This Reorganization Agreement (this “Agreement”) is entered into on this 8th day of October, 2007 by and among iMedia International, Inc., a Delaware corporation, with an address of 1721 21st Street, Santa Monica, CA 90404 (the “Company”) and each of the persons identified on Exhibit A hereto (the “Signatories”).
WITNESSETH:
     WHEREAS, the Company is proposing a reorganization of its outstanding debt and equity (the “Reorganization”) pursuant to which up to approximately $14,409,000 of the Company’s unaudited outstanding trade payables, promissory notes, accrued expenses, other liabilities, Series A preferred stock as well as its outstanding preferred stock, as of September 30, 2007 would be exchanged for a number of shares of the Company’s common stock, $.001 par value per share (“Common Stock”) representing approximately 80% of the outstanding shares of the Common Stock following the Reorganization (exclusive of any further dilution resulting from the additional financing the Company intends to seek in conjunction with this Reorganization);
     WHEREAS, upon the consummation of the Reorganization and without giving effect to any additional financing in conjunction with the Reorganization, the Company estimates that its outstanding indebtedness and other liabilities, other than trade payables and accrued expenses incurred in the ordinary course of business, and deferred compensation, will not exceed $100,000;
     WHEREAS, the proposed capitalization of the Company following the completion of the Reorganization is set forth on Exhibit B hereto;
     WHEREAS, the consummation of the Reorganization is subject to a number of conditions precedent described below, including but not limited to: (a) the Company obtaining new financing of no less than $750,000 and no greater than $1,500,000 and the consent by Midsummer Investment, Ltd. (“Midsummer”) and Crestview Capital Master LLC (“Crestview”) of the terms and conditions thereof, (b) shareholder approval of a 26 for 1 reverse split of the Common Stock (the “Reverse Stock Split”), (c), the adoption of an Employee Stock Ownership Plan, and (d) obtaining the prerequisite number of stakeholders and other select creditors to agree to the terms set forth herein; and
     WHEREAS, the Company and the Signatories desire to set forth the terms and conditions of the Reorganization.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth herein, pursuant to the terms of this Agreement, each of the Signatories hereto hereby agrees to the terms of the Reorganization in general and the specific exchanges of their rights for post-Reorganization Common Stock, all as set forth herein, and intends to be legally bound hereby
     Except as otherwise noted, all references to Common Stock contained herein are as adjusted to account for the proposed 26 to 1 Reverse Stock Split.
     1. Senior Creditors. The Company is indebted to the persons identified on Exhibit A hereto as the Senior Creditors (the “Senior Creditors”) in the aggregate principal amount of $4,380,000 pursuant to promissory notes issued by the Company that are currently payable on demand (the “Notes”). By execution hereof, the Senior Creditors hereby agree to convert the principal amount, any accrued but unpaid interest and any and all other obligations owed to them pursuant to the Notes into an aggregate of 6,403,464 shares of Common Stock (“Note Exchange Shares”), to be distributed pro rata amongst the Senior Creditors in accordance with Exhibit C hereto. The Senior Creditors agree to execute and deliver the Conversion and Waiver Agreement in the form of that attached hereto as Exhibit G. The term “Person” or “person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     2. Preferred Stockholders. (a) As of the date hereof, an aggregate of 3,040 shares of Series A Convertible Preferred Stock (the “Series A Preferred”) and 4,920 shares of Series B Convertible Preferred Stock (the “Series B Preferred” and, collectively with the Series A Preferred, the “Preferred Stock”) are currently outstanding. By execution hereof, the persons identified on Exhibit A hereto as the holders of the Preferred Stock (the “Preferred Stockholders”) hereby agree to cancel their shares of Preferred Stock, including any and all dividends, liquidated damages or any other amounts payable in connection with the Preferred Stock as well as any and all warrants to purchase shares of Common Stock owned by them or the investment banker involved in such financings (whether such warrants were acquired in connection with the acquisition of the Preferred Stock or otherwise, the “Warrants”) in exchange for an aggregate of 2,882,494 shares of Common Stock, to be distributed amongst the preferred shareholders on a pro rata basis in accordance with Exhibit D hereto (the “Preferred Stock Shares”).
     3. Other Creditors. The Company is indebted to the persons identified on Exhibit A hereto as the Other Creditors (the “Other Creditors”) in the aggregate principal amount of $899,113. By execution hereof, the Other Creditors hereby agree to convert any and all obligations owed to them by the Company into an aggregate of 759,812 shares of Common Stock, to be distributed amongst the Other Creditors on a pro rata basis in accordance with Exhibit E hereto (the “Other Creditor Shares”).
     4. Stock Ownership Plan. The Company shall adopt a Stock Ownership Plan (the “Plan”) pursuant to which the Board of Directors of the Company shall be eligible to issue awards of stock options, restricted stock and other equity awards to employees, officers, directors and consultants to the Company. An aggregate of 7,500,000 shares of Common Stock shall be eligible for award grants under the Plan and it is anticipated that an aggregate of 2,222,539 shares of Common Stock will be allocated and reserved for issuance as restricted stock or stock options to Executive Officers and employees of the Company in connection with the

Reorganization (the “Plan Shares”), with an additional 1,762,261 shares of Common Stock (the “Milestone Shares”) to be issued upon the earlier of achieving annualized revenue run rate milestones of $5 million no later than September 30, 2008 or $10 million by June 30, 2009 in accordance with Exhibit F hereto (the “Target Revenues”).
     5. Executive Officers.
     (a) By execution hereof, Henry Williamson, Scott Kapp and Anthony J. Fidaleo (collectively, the “Executive Officers”) agree to execute three-year Employment and Retention Agreements with the Company (the “Employment Agreements”) pursuant to which each of the Executive Officers will agree to remain with the Company following the Reorganization and shall serve in the following offices:

Henry Williamson	Chairman of the Board and Chief Executive Officer

Scott Kapp	President and Director

Anthony J.	Fidaleo Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director
     (b) The Executive Officers agree to defer 25% of the base salary payable to them until the completion of a Qualified Financing (as defined in Paragraph 7 below). Any compensation deferred by the Executive Officers shall be due and payable in full following the closing of a Qualified Financing.
     (c) In addition, upon the effectiveness of the Plan the Executive Officers shall receive 1,865,396 Plan Shares and an additional 1,524,751 Milestone Shares (collectively, the “Executive Shares”). The Executive Shares shall vest as to 1/3 of the shares on the date of grant, with an additional 1/3 of the shares vesting on the first anniversary of the date of grant and all remaining shares vesting on the second anniversary of the date of grant; provided, however, the Milestone Shares shall only be eligible for issuance in the event the Company’s average annualized revenues for any trailing three calendar month period prior to September 30, 2008 or June 30, 2009 equal or exceed $5 million or $10 million, respectively.
     (d) In the event an Executive Officer’s employment is terminated by the Company for Cause, or the Executive Officer terminates his employment without Good Reason, all unvested shares shall be forfeited. In the event the Company terminates an Executive Officer’s employment without Cause or an Executive Officer terminates his employment for Good Reason, all unvested shares shall automatically accelerate and be fully vested.
     (e) The Company shall have “Cause” to terminate an Executive Officer if (i) the Executive Officer is convicted of a felony involving moral turpitude, (ii) the Executive Officer engages in gross negligence or willful misconduct in the performance of his duties, which conduct results in material injury to the Company, or (iii) the

Executive engages in material and continued failure to perform his duties to the Company, provided that the Executive Officer has received written notice from the Board of Directors of the Company of his failure to perform his duties and the Executive Officer has not cured such failure in the 30-day period following the receipt of notice.
     (f) An Executive Officer shall have “Good Reason” to terminate his employment if the Company breaches its duties and obligations to the Executive Officer under such Executive Officer’s Employment Agreement, including the Company’s obligation to pay the salary of the Executive Officer when due.
     6. Current Employees. The Company shall allocate an aggregate of 357,143 Plan Shares and 237,510 Milestone Shares for issuance as stock options to certain employees of the Company (other than the Executive Officers and Directors described above) upon the effectiveness of the Reorganization. The Milestone Shares and Plan Shares granted to the employees will be subject to the same vesting and other terms and restrictions as the Milestone Shares and Plan Shares granted to the Executive Officers.
     7. Conditions to the Consummation of the Reorganization. The consummation of the Reorganization by the Company (the “Closing”) and the obligations of the persons executing this Agreement to perform their respective obligations hereunder are subject to the satisfaction of the following conditions on or before the Effective Date (as defined below) of the Reorganization:
     (a) Shareholder Approval; Reverse Stock Split. The Signatories of the Common Stock prior to the Reorganization shall have approved an amendment to the Company’s Articles of Incorporation providing for the 26 for 1 Reverse Stock Split of the outstanding Common Stock and the Reverse Stock Split shall have become effective under Delaware law.
     (b) Signatories to this Agreement. All of the Senior Creditors and Executive Officers shall have executed this Agreement. In addition, the Preferred Stockholders holding no less than 100% of the outstanding Preferred Shares as well as 100% of the Other Creditors of the Company shall have executed this Agreement. In addition, the Signatories of the Warrants set forth on the Exhibits hereto shall have executed this Agreement.
     (c) Qualified Financing. The Company shall have obtained debt or equity financing on terms acceptable to the Company in its discretion with aggregate gross proceeds to the Company of not less $750,000 and not greater than $1,500,000 (the “Qualified Financing”). In the event the Company initially closes a Qualified Financing with less than the maximum funds, it may in its discretion keep the offering open for an additional six weeks after the Effective Date to seek to obtain the maximum financing on terms and conditions acceptable to the Board of Directors without further approvals of the Signatories. The Signatories to this Agreement acknowledge and agree that the Qualified Financing amounts in excess of $750,000 will result in additional dilution to the Signatories of the Company’s Common Stock following the Reorganization.

     (d) Written Consents and Agreements. The Company shall have received from each of the Signatories hereto, a written consent, waiver or exchange agreement in the forms of Exhibit G, H and I hereto (as applicable) with respect to each Signatory, further evidencing the conversion and/or exchange of the Preferred Stock, the Notes, the Warrants, and the debt held by the Other Creditors and such other matters as are set forth on the applicable Exhibit (the “Ancillary Consents”).
     (e) Regulation D Questionnaire. Each of the Signatories of the Preferred Stock and the Notes, and each of the Other Creditors shall have completed, executed and delivered a Regulation D Questionnaire in favor of the Company in the form of that attached hereto as Exhibit J.
     (f) Employment and Retention Agreements. Each of Mr. Henry Williamson, Mr. Scott Kapp and Mr. Anthony J. Fidaleo shall have executed and delivered in favor of the Company an Employment or Retention Agreement on terms approved by the Board of Directors of the Company including the terms set forth in Paragraph 5 hereof.
     (g) Company Approvals; Good Standing. The Company shall have taken all steps necessary or desirable to obtain the requisite approvals of its Board of Directors to the execution, delivery and performance of this Agreement and each of the other agreements, documents or instruments which the Company may be party to, including the approval of the Reverse Stock Split and the filing of Articles of Amendment in the State of Delaware. The Company shall be in good standing as of the date of the execution of this Agreement and the effectiveness of the Reorganization.
     (h) Other Items. The Company shall have received such other items from the Signatories as it may reasonably request in order to evidence or effectuate the terms and intents of this Agreement.
     The Reorganization shall be deemed effective on the date upon which (i) the Reverse Stock Split has become effective under Delaware law and (ii) all of the above conditions have been satisfied (the “Effective Date”); provided that the conditions of Paragraphs 7 (d), (e) and (h) may be waived in writing by the Company and the Signatories of a majority of the Notes and a majority of the Preferred Stock, including Crestview and Midsummer. The failure of any Signatory to deliver any of the Ancillary Consents shall not render the obligations and terms of this Agreement non-binding on such party.

     8. Failure to Satisfy Conditions. In the event any of the conditions to the consummation of the Reorganization set forth in Paragraph 7, above, are not satisfied (or waived) on or prior to November 19, 2007, each signatory to this Agreement hereby agrees to provide their support and consent to the filing of a petition under Chapter 11 of the federal Bankruptcy Code seeking to approve a plan of reorganization on substantially the same terms as set forth in this Agreement.
     9. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Signatory:
     (a) Organization and Qualification. The Company and, to the knowledge of the Company, each of the subsidiaries (each, a “Subsidiary” and collectively, the “Subsidiaries”), is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. To the knowledge of the Company, neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.
     (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of each of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its Stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
     (c) No Conflicts. To the knowledge of the Company, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.
     (d) Filings, Consents and Approvals. To the knowledge of the Company, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement except for such filings or consents that have been made or obtained, or will be timely made or obtained hereafter.
     (e) Issuance of the Shares. As of the Closing Date, the shares of Common Stock issued hereunder will be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company or any other person.
     (f) Capitalization. The capitalization of the Company as of the date hereof, immediately prior to the Closing, is as set forth on Exhibit G attached hereto, and the capitalization of the Company immediately following the Closing, assuming consummation of the transactions contemplated by this Agreement and the Purchase Agreement, will be as set forth on Exhibit G attached hereto, each of which schedule shall include the number of shares of Common Stock and all other equity securities or convertible debt securities owned or to be owned beneficially, and of record, by each security Signatory of the Company (other than security Signatories who hold less than 1% of the Common Stock as of the date hereof and are not Affiliates of any party to this Agreement, which security Signatories are denominated as a group as Other Common Stockholders), together with the outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. There are no Stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s Stockholders or any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plans.
     (g) Transactions with Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $25,000 other than for (i) payment of salary, consulting fees and directors’ fees for services rendered in the ordinary course of business consistent with past practices, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) other employee benefits granted in the ordinary course of business, including stock option agreements under any stock option plan of the Company disclosed in filings with the Securities and Exchange Commission (the “Commission”), (iv) the Qualified Financing Transaction, and (v) a note payable in the amount of $52,500 owing to iPublishing Inc. (iPublishing), payable in semi-monthly installments of $2,500, for the purchase of iPublishing’s intellectual property. iPublishing is wholly owned by the three founders of iMedia International, Inc. and was formerly required to be combined into the consolidated financial statements of iMedia International, Inc. until the purchase transaction was consummated, effective January 1, 2007.
     (h) Certain Fees. (i) No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement; and (ii) the Signatories shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.
     (i) Disclosure. All written disclosure furnished by or on behalf of the Company by an authorized representative to the Signatories regarding the Company, its business and the transactions contemplated hereby, including the exhibits attached hereto, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (j) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold (i) any of the shares issuable hereunder by any form of general solicitation or general advertising, or (ii) any other securities of the Company with comparable rights and preferences by any form of general solicitation or general advertising within two months of the date hereof.
     (k) Acknowledgement Regarding Signatories’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company (i) that none of the Signatories have been asked to agree, nor has any Signatory agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) that past or future open market or other transactions by any Signatory, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Signatory, and counter-parties in “derivative” transactions to which any such Signatory is a party, directly or indirectly, presently may have a “short” position in the Common Stock; and (iv) that each Signatory shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Signatories may engage in hedging activities at various times during the period that the Shares are outstanding, including, without limitation, during the periods that the value of the Shares deliverable with respect to Shares are being determined and (b) such hedging activities (if any) could reduce the value of the existing Stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of this Agreement.
     10. Additional Covenants of the Signatories.
     (a) Each of the Signatories hereto acknowledges and agrees that (i) the initial Qualified Financing shall result in $750,000 of gross proceeds to the Company, and that the investors in such Qualified Financing shall receive up to 25% of the fully diluted capital of the Company for such funds, and (ii) one or more persons or entities affiliated with the Company or the Company’s Executive Management may participate as an investor in such Qualified Financing.
     (b) Pending the Effective Date of the Reorganization and thereafter, each of the Signatories agrees that it will not threaten or commence litigation or arbitration against the Company on account of any claims it may have or which may develop prior to the Effective Date, and that it shall forebear from the exercise of its rights and remedies against the Company with respect to the Preferred Stock, the Warrants, the Notes or any unsecured claims of the Other Creditors each may have or hereafter develop.
     (c) Each Signatory agrees and acknowledges that the waivers set forth in the Ancillary Consents to which it is a party are valid and binding on such Signatory.
     (d) Each Signatory will use its best efforts to validly and duly execute and deliver the Ancillary Consent it is requested to execute and deliver to further evidence and memorialize the terms and conditions of the conversion and/or exchange of the Preferred Stock, Warrants, Notes, or unsecured creditor claims, as the case may be.
     (e) Each of the Signatories represents and warrants that it has full authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Consent to which it is a party, and that the person executing and delivering this Agreement and the Ancillary Consent on its behalf is duly authorized to do so.
     11. Additional Covenants of the Company.
     (a) Transfer Restrictions.
     (i) The shares of Common Stock issuable hereunder (the “Shares”) may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an affiliate of a

Signatory or in connection with a pledge, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act of 1933, as amended (the “Securities Act”).
     (ii) The Signatories agree to the imprinting, so long as is required by this Section 11(a), of a legend on any of the Shares in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
     (iii) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 11(a)(iii), it will, no later than five trading days following the delivery by a Signatory to the Company or the Company’s transfer agent of a certificate representing Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Signatory a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. Certificates for Shares subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Signatories by crediting the account of the Signatory’s prime broker with the Depository Trust Company System.

     (iv) A Signatory shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief to cause the removal of the legend.
     (b) Furnishing of Information/ 144 Tacking. As long as any Signatory owns Shares, the Company covenants to use commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As long as any Signatory owns Shares, if the Company is not required to file reports pursuant to the Exchange Act, it shall use commercially reasonable efforts to prepare and furnish to the Signatories and make publicly available in accordance with Rule 144(c) such information as is required for the Signatories to sell the Securities under Rule 144. Notwithstanding the foregoing, the Signatories each acknowledge and agree that there is not currently sufficient public information within the meaning of Rule 144(c) to permit sales of Shares under Rule 144 and that the Company is not current on reports required to be filed by it under the Exchange Act, and that such public information and reports may not be current or in compliance with the Exchange Act for a minimum of six months following the Effective Date. The Company further covenants that it will take such further action as any Signatory of Shares may reasonably request, to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act within the requirements of the exemption provided by Rule 144, including providing a legal opinion of counsel if required by the transfer agent to effect such transfer. The Company shall accept, and not object to, any opinion of counsel of a Signatory that the holding period of Shares held by such Signatory “tack” back to the original issue date of the securities surrendered hereunder which opinion may be delivered to the Company’s transfer agent with respect to the removal of a legend on any certificate.
     (b) Securities Laws Disclosure; Publicity. The Company shall, by the fourth Business Day following the date hereof, issue a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and including this Agreement as exhibits thereto. The Company, Midsummer and Crestview shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Signatory shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Signatory, or without the prior consent of Midsummer and Crestview, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.
     (c) Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Signatory or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Signatory shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Signatory shall be relying on the foregoing representations in effecting transactions in securities of the Company.
     (d) Indemnification of Signatories. The Company will indemnify and hold each Signatory and its directors, officers, shareholders, members, partners, employees and agents, each Person who controls such Signatory (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees of such controlling person (each, a “Signatory Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Signatory Party may suffer or incur as a result of or relating to (a) any material breach of any of the material representations, warranties, covenants or agreements made by the Company in this Agreement or (b) any action instituted against a Signatoryby any stockholders of the Company who is not an Affiliate of such Signatory, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon (i) a breach of such Signatory’s representations, warranties or covenants under this Agreement or (ii) any agreements or understandings such Signatory may have with any such stockholders or (iii) any violations by the Signatory of state or federal securities laws or (iv) any conduct by such Signatory which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Signatory Party in respect of which indemnity may be sought pursuant to this Agreement, such Signatory Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Signatory Party. Any Signatory Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Signatory Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing and (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel. The Company will not be liable to any Signatory Party under this Agreement (i) for any settlement by a Signatory Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to (i) any Signatory Party’s breach of any of the representations, warranties, covenants or agreements made by such Signatory Party in this Agreement, (ii) any agreements or understandings such Signatory may have with the suing stockholder(s) or (iii) any violations by the Signatory of state or federal securities laws or (iv) any conduct by such Signatory which constitutes fraud, gross negligence, willful misconduct or malfeasance. For the purposes of this Section 11(d), “Affiliate” shall have the definition in Section 501 of Regulation D of the Securities Act of 1933.
     (e) Reservation and Listing of Shares. The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing on such Trading Market as soon as possible thereafter, (iii) provide to the Signatories evidence of such listing, and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.
     (f) Equal Treatment of Signatories. Except as set forth in this Agreement, no consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Signatory by the Company and negotiated separately by each Signatory, and is intended for the Company to treat the Signatories as a class and shall not in any way be construed as the Signatories acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.
     (g) Form D; Blue Sky Filings. The Company agrees to timely file, if necessary, a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Signatory. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Signatories at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Signatory.
     (H) RELEASE. IN CONSIDERATION OF THE EXECUTION OF THIS AGREEMENT, THE SATISFACTION OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND VALUE OF WHICH IS HEREBY CONFIRMED, EFFECTIVE AS OF THE CLOSING, THE COMPANY AND EACH SIGNATORY HEREBY FULLY, FINALLY, AND FOREVER SETTLE AND RELEASE EACH OTHER FROM ANY AND ALL CLAIMS, LOSSES, FINES, PENALTIES, DAMAGES, DEMANDS, JUDGMENTS, DEBTS, OBLIGATIONS, INTERESTS, LIABILITIES, CAUSES OF ACTION, BREACHES OF DUTY, COSTS, EXPENSES, JUDGMENTS AND INJUNCTIONS OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FROM ALL RELATIONSHIPS BETWEEN THEM AS OF THE EFFECTIVE DATE (CUMULATIVELY REFERRED TO AS THE “RELEASED CLAIMS”). THE RELEASED CLAIMS SHALL EXPRESSLY NOT INCLUDE ANY MATTERS ARISING OUT OF FACTS AND CIRCUMSTANCES ARISING OR ACCRUING AFTER THE EFFECTIVE DATE, AND SHALL NOT INCLUDE ANY MATTERS ARISING OUT OF THIS AGREEMENT.
     (i) Officer and Director Compensation. Any compensation paid to officers and members of the Board of Directors shall be reasonable and commensurate with what is customary in the industry for a company in a similar financial position.

     (j) Registration Rights. If, at any time prior to the date that a Signatory holds Shares issued hereunder that are not then eligible for resale pursuant to Rule 144(k) under the Securities Act (or any successor rule thereof that allows for the resale of the shares without volume, manner or any other restriction on resale), there is not an effective registration statement covering all of such Signatory’s Shares and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to such Signatory a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Signatory shall so request in writing, the Company shall include in such registration statement all or any part of such Shares as such Signatory requests to be registered. If the Commission reduces the number of securities that may be registered on a registration statement, such reduction shall be done on a pro-rata basis among all Signatory’s.
     12. Representation by Counsel. In connection herewith, each of the Signatories hereto hereby acknowledges and agrees that they have carefully read and understood the terms and provisions of this Agreement, that such Signatories have been advised by the Company that material legal rights they hold are affected by this Agreement and that the Company has advised and given all other Signatories the opportunity to seek the advice of separate legal counsel in connection with the negotiation of the terms of the Agreement and their rights with respect to the Agreement. All such Signatories each acknowledge that the Company has advised them to seek the advice of counsel in connection with their rights with respect to this Agreement. In connection with the foregoing, each of the Signatories to this Agreement and the Company acknowledge that the Company has been represented by the law firms of Jeffer, Mangels, Butler & Marmaro LLP and Richardson & Patel LLP who have represented solely the interests of the Company in connection with the negotiation, documentation and execution of this Agreement and have not represented any other Signatory or party to this Agreement.
     13. Fees and Expenses. Except as expressly set forth in this Agreement to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Signatories.
     14. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same Agreement. Signatures delivered by facsimile or other electronic means shall have the same force and effect as original signatures hereto.
     16. Notices. Any notices or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed effectively given upon (a) personal delivery, (b) delivery by fax (with answer back confirmed), or (c) two business days after mailing by recognized overnight courier (such as Federal Express), addressed to a party at its address or sent to the fax number provided below or at such other address or fax number as such party may designate by three days’ advance notice to the other party. All correspondence to the Company shall be addressed as follows:
iMedia International, Inc.
1721 21st Street
Santa Monica, CA 90404
Fax Number: 310-453-6120
Attention: Anthony J. Fidaleo
with a copy to:
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA. 90024
Fax: 310-208-1154
Attention: Jennifer A. Post, Esq.

     All correspondence to any Signatory shall be sent to the most recent address furnished by such person to the Company.
     Any Signatory may change the address to which correspondence to it is to be addressed by notification as provided for herein.
     17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns. This Agreement shall also be binding upon and inure to the benefit of any transferee of any of the Notes, Preferred Stock or indebtedness with respect to the Other Creditors.
     18. Entire Agreement. The Agreement, together with the exhibits and schedules thereto and the other agreements referenced herein, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. The Company has made no additional side agreements with any Signatory not disclosed hereunder.
     19. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company, Midsummer, Crestview and the Signatories holding at least 51% of the Shares then outstanding (which may include Midsummer and Crestview), or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
     20. Survival. The representations and warranties shall survive the Closing and the delivery of Shares for the applicable statue of limitations.
     21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.
     22. Independent Nature of Signatories’ Obligations and Rights. The obligations of each Signatory under this Agreement are several and not joint with the obligations of any other Signatory, and no Signatory shall be responsible in any way for the performance or non-performance of the obligations of any other Signatory under this Agreement. Nothing contained herein, and no action taken by any Signatory pursuant thereto, shall be deemed to constitute the Signatories as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Signatories are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Signatory shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Signatory to be joined as an additional party in any proceeding for such purpose. Each Signatory has been represented by its own separate legal counsel in their review and negotiation of this Agreement. For reasons of administrative convenience only, Signatories and their respective counsel have chosen to communicate with the Company through FWS. FWS does not represent all of the Signatories but only Midsummer. The Company has elected to provide all Signatories with the same terms for the convenience of the Company and not because it was required or requested to do so by the Signatories.
     23. Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.
REMAINDER OF PAGE INTENTIONALLY BLANK

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE ABOVE FIRST WRITTEN.
     By execution hereof, the undersigned hereby agree to be bound by the terms and conditions of this Agreement:

IMEDIA INTERNATIONAL, INC.:

By:
Name:	Henry Williamson
Title:	Chief Executive Officer
[signatures continued on next page]

Signature Pages to Agreement
By execution hereof, the undersigned hereby agree to be bound by the terms and conditions of this Agreement:

“Senior Creditors”

CRESTVIEW CAPITAL MASTER LLC

By

Name

Title

MIDSUMMER INVESTMENT, LTD.

By

Name

Title

CENTERCOURT, CAMOFI MASTER, LDC

By

Name

Title

ENABLE GROWTH PARTNERS, LP

By

Name

Title

ANDREWS MCMEEL UNIVERSAL

By

Name

Title

Signature Pages to Agreement
By execution hereof, the undersigned hereby agree to be bound by the terms and conditions of this Agreement:

“Preferred Stockholders”

NAME:

By:

Name:

Title:

Signature Pages to Agreement

“Warrant Signatories”

NAME:

By:

Name:

Title:

Signature Pages to Agreement
By execution hereof, the undersigned hereby agree to be bound by the terms and conditions of this Agreement:

“Other Creditors”

NAME:

By:

Name:

Title:

Signature Pages to Agreement
By execution hereof, the undersigned hereby agree to be bound by the terms and conditions of this Agreement:

“Executive Management”

HENRY WILLIAMSON

SCOTT KAPP

ANTHONY J. FIDALEO

“Directors”

FRANKLIN UNRUH

HENRY WILLIAMSON

SCOTT KAPP

ANTHONY J. FIDALEO

EXHIBIT A
Senior Creditors:
Crestview Capital Master, LLC
Midsummer Investment, LTD
Centercourt, Camofi Master, LDC
Enable Growth Partners, LP
Andrews McMeel Universal
Series A Preferred Stock Signatories:
Crestview Capital Master, LLC
David Jordon
Barry Zelin
Enable Growth Partners, LP
Enable Opportunity Partners, LP
RHP Master Fund Ltd.
Sanders Opportunity Fund Inst, LP
Don Sanders
Sanders 1998 Children’s Trust
Katherine U. Sanders
Donald Weir and Julie Weir
Sanders Opportunity Fund LP
Castle Creek Technology Partners, LLC
Nite Capital LP
AS Capital Partner LLC
John Allen
Darrell Dettling
Forfeited 962 Trust
Ricardo Rodriguez
Series B Preferred Stock Signatories:
Anasazi Partners III Offshore, Ltd.
Anasazi Partners III, LLC
Andrew Miltenberg
Atlanticcity.com, Inc.
Bernard J. Luskin and Toni Luskin
Bruce N. Barron & Jacqueline A. Barron
CAMOFI Master, LDC

Signature Pages to Agreement
Carol Hoffer
Christopher P. Baker
Cordillera Fund, L.P.
David & Arlene Gilmore
David Vozick
DCI Master LDC
Douglas Polinsky
G.E. Manolovici and Nancy Manolovici
Gerald W. Schaffer and Elaine Schaffer
Harman Stoller Capital Partners II LTD
Irvine Capital International, Ltd.
Irvine Capital Partners III, L.P.
Irvine Capital Partners, L.P.
Jay Petschek
Michael L. Gruber MD Benefit Pension Plan
Michel D. Canfield
Midsummer Investment, Ltd
Murray Chernick
Paradigm Equities Fund II, LTD
Professional Traders Fund, LLC
Randy & Randi Greenfield
Rosalind Davidowitz
Sammy Wilder
Sheila G. Kramer
Stanley S. Raphael Trust
The Harman Stoller Capital Partners Master Fund, LTD
Vincent Manngard and Eric Manngard Partnership
Weiskopf, Silver & Co., L.P.
William D. Schaffer and Patricia E. Schaffer
William J. Schaffer
Unsecured Creditors:
Precise Full Service Media, Inc.
Quad Graphics, Inc.
Richardson & Patel, LLP
Roethler, Doron
Stubbs Alderton & Markiles, LLP
Loeb & Loeb, International
Singer Lewak Greenbaum & Goldstein, LLP

Signature Pages to Agreement
Executive Management:

Henry Williamson	Chief Executive Officer, Chairman of the Board of Directors
Scott Kapp	President, Founder and Board Member
Anthony J. Fidaleo	Chief Financial Officer, Chief Operating Officer, and Board Member

Warrant Signatories:

Axiom Capital Management, Inc.
Atlas Capital Services Inc
David Jordon
Barry Zelin
Sanders Morris Harris

EXHIBIT B*
POST-REORGANIZATION TOTAL COMMON SHARES ISSUED AND BENEFICIAL OWNERSHIP

			Total Shares of
			Common Stock
	Shares of Common		Beneficially
Common	Stock issued in the		owned upon
Stockholders	Reorganization	Percentage(1)	Reorganization(2)		Percentage(1)

Senior Creditors	6,403,464	42.00%	7,801,791	(3)	51.17%

Preferred Stockholders	2,882,494	18.90%	8,660,456	(4)	56.80%

Other Creditors	759,812	4.98%	759,812	(5)	4.98%

Common Stockholders	—	—	2,400,042	(6)	15.74%

Executives and Other Employees	2,222,539 (7)	14.58%	2,644,270	(7)	17.34%

Total	12,268,309		22,266,371

*	For purposes of all tables included in Exhibits B through F, all share amounts reflect the proposed 26 for 1 reverse split of common stock, do not account for any possible dilution caused by the issuance of shares of Common Stock in connection with any financing, including the Qualified Financing.

1.	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization.

2.	Does not include approximately 199,000 and 93,000 post reverse shares of the Company’s common stock which are issuable upon the exercise of various warrants and options at exercise prices of between $.91 and $88.40 per share upon the effectiveness of the Reorganization which the Company believes will be “under water.” Excludes any shares of Common Stock owned directly or beneficially that were not issued directly by the Company.

3.	Includes 1,398,327 shares of Common Stock issued to four of the Senior Creditors for dividends paid in Common Stock for their respective ownership of Preferred Stock.

4.	Includes 5,151,280 shares of Common Stock issued to four of the Preferred Stockholders for their conversion of their respective share of the Demand Notes as Senior Creditors, plus 459,673 shares of Common Stock beneficially owned by Franklin Unruh

5.	Assumes conversion of 100% of the obligations owed to the Other Creditors as of March 31, 2007 into Common Stock.

6.	Includes 9,578 shares of Common Stock beneficially owned by Franklin Unruh, a Director of the Company, for his ownership of Common Stock included in Preferred Stock.

7.	For purposes of all tables included in Exhibits B through F, Common Stock includes both shares of Common Stock and Common Stock equivalents as Executives and employees may receive as Plan Shares and excludes an additional 1,762,261 Milestone Shares Executive Officers and current employees can earn pursuant the earlier of achieving annualized revenue run rate milestones of $5 million no later than September 30, 2008 or $10 million by June 30, 2009.

EXHIBIT C
TOTAL COMMON SHARES ISSUED TO SECURED CREDITORS UPON REORGANIZATION

		Shares of
	Demand Note	Common Stock to
	Principal	be issued upon
Note Signatory	Outstanding *	Reorganization	Percentage**
Crestview Capital Master, LLC	$1,200,000	1,635,327	10.73%
Midsummer Investment, LTD	1,200,000	1,635,327	10.73%
Centercourt, Camofi Master, LDC	900,000	1,226,495	8.06%
Enable Growth Partners, LP	480,000	654,131	4.29%
Andrews McMeel Universal	600,000	1,252,184	8.21%

Total	$4,380,000	6,403,464	42.00%

*	Excludes accrued interest and accrued marketing expenses.

**	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization.

EXHIBIT D
TOTAL COMMON SHARES ISSUED TO PREFERRED STOCKHOLDERS AND WARRANT SIGNATORIES
UPON CONVERSION OF PREFERRED TO COMMON SHARES AND SURRENDER OF WARRANTS UPON
REORGANIZATION

		Shares of
		Common Stock
	Preferred Stock	to be issued
	Investment	upon
Preferred Stock Signatory	Outstanding *	Reorganization	Percentage**
Series A Preferred Stock

Crestview Capital Master, LLC	$1,000,000	360,614	2.37%
David Jordon	400,000	144,246	0.95%
Barry Zelin	50,000	18,031	0.12%
Enable Growth Partners, LP	360,000	129,821	0.85%
Enable Opportunity Partners, LP	40,000	14,425	0.09%
RHP Master Fund Ltd.	250,000	90,153	0.59%
Sanders Opportunity Fund Inst, LP	153,460	55,340	0.36%
Don Sanders	150,000	54,092	0.35%
Sanders 1998 Children’s Trust	100,000	36,061	0.24%
Katherine U. Sanders	100,000	36,061	0.24%
Donald Weir and Julie Weir	50,000	18,031	0.12%
Sanders Opportunity Fund LP	46,540	16,783	0.11%
Castle Creek Technology Partners, LLC	100,000	36,061	0.24%
Nite Capital LP	100,000	36,061	0.24%
AS Capital Partner LLC	50,000	18,031	0.12%
John Allen	40,000	14,425	0.09%
Darrell Dettling	15,000	5,409	0.04%
Forfeited 962 Trust	25,000	9,015	0.06%
Ricardo Rodriguez	10,000	3,606	0.02%

Total Series A Preferred Stock	$3,040,000	1,096,266	7.19%

*	Excludes accrued dividends and liquidated damages. Includes warrants issued as part of the original financing to purchase 7,700,000 shares of Common Stock which are being surrendered and canceled upon completion of the Reorganization.

**	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization.

		Shares of
		Common Stock
	Preferred Stock	to be issued
	Investment	upon
Preferred Stock Signatory	Outstanding *	Reorganization	Percentage**
Series B Preferred Stock

Anasazi Partners III Offshore, Ltd.	$75,000	27,229	0.18%
Anasazi Partners III, LLC	75,000	27,229	0.18%
Andrew Miltenberg	50,000	18,153	0.12%
Atlanticcity.com, Inc.	100,000	36,305	0.24%
Bernard J. Luskin and Toni Luskin	25,000	9,076	0.06%
Bruce N. Barron & Jacqueline A. Barron	50,000	18,153	0.12%
CAMOFI Master, LDC	750,000	272,291	1.79%
Carol Hoffer	115,000	41,751	0.27%
Christopher P. Baker	75,000	27,229	0.18%
Cordillera Fund, L.P.	200,000	72,611	0.48%
David & Arlene Gilmore	40,000	14,522	0.10%
David Vozick	50,000	18,153	0.12%
DCI Master LDC	50,000	18,153	0.12%
Douglas Polinsky	20,000	7,261	0.05%
G.E. Manolovici and Nancy Manolovici	50,000	18,153	0.12%
Gerald W. Schaffer and Elaine Schaffer	20,000	7,261	0.05%
Harman Stoller Capital Partners II LTD	20,100	7,297	0.05%
Irvine Capital International, Ltd.	77,500	28,137	0.18%
Irvine Capital Partners III, L.P.	27,500	9,984	0.07%
Irvine Capital Partners, L.P.	145,000	52,643	0.35%
Jay Petschek	50,000	18,153	0.12%
Michael L. Gruber MD Benefit Pension Plan	20,000	7,261	0.05%
Michel D. Canfield	25,000	9,076	0.06%
Midsummer Investment, Ltd	1,500,000	544,582	3.57%
Murray Chernick	100,000	36,305	0.24%
Paradigm Equities Fund II, LTD	58,600	21,275	0.14%
Professional Traders Fund, LLC	100,000	36,305	0.24%
Randy & Randi Greenfield	150,000	54,458	0.36%
Rosalind Davidowitz	400,000	145,222	0.95%
Sammy Wilder	50,000	18,153	0.12%
Sheila G. Kramer	75,000	27,229	0.18%
Stanley S. Raphael Trust	100,000	36,305	0.24%
The Harman Stoller Capital
Partners Master Fund, LTD	96,300	34,963	0.23%
Vincent Manngard and Eric Manngard Partnership	100,000	36,305	0.24%

		Shares of
		Common Stock
	Preferred Stock	to be issued
	Investment	upon
Preferred Stock Signatory	Outstanding *	Reorganization	Percentage**
Weiskopf, Silver & Co., L.P.	50,000	18,153	0.12%
William D. Schaffer and Patricia E. Schaffer	20,000	7,261	0.05%
William J. Schaffer	10,000	3,631	0.02%

Total Series B Preferred Stock	$4,920,000	1,786,228	11.71%

Total Preferred Stock	$7,960,000	2,882,494	18.90%

*	Excludes accrued dividends and liquidated damages. Includes warrants issued as part of the original financing to purchase 14,760,000 shares of Common Stock which are being surrendered and canceled upon completion of the Reorganization.

In addition, warrants issued for placement agent and/or investment banking commissions as part of the original Preferred Stock financings to purchase 250,000; 2,000,000;60,000; 564,450 and 741,250 shares of Common Stock to Barry Zelin, David Jordan, Sanders Morris Harris, Atlas Capital Services Inc and Axiom Capital Management Inc., respectively are being surrendered and canceled upon completion of the Reorganization.

**	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization.

EXHIBIT E
TOTAL COMMON SHARES ISSUED TO OTHER CREDITORS UPON REORGANIZATION

		Shares of
	Total Amounts	Common Stock to
	Payable	be issued upon
Creditor	Outstanding *	Reorganization	Percentage**
Precise Full Service Media, Inc.	$485,000	409,858	2.69%
Quad Graphics, Inc.	247,000	208,732	1.37%
Richardson & Patel, LLP	86,495	73,094	0.48%
Roethler, Doron	15,750	13,310	0.09%
Stubbs Alderton & Markiles, LLP	10,926	9,234	0.06%
Loeb & Loeb, International	12,054	10,187	0.06%
Singer Lewak Greenbaum & Goldstein, LLP	41,888	35,397	0.23%

Total Creditors	$899,113	759,812	4.98%

*	Excludes accrued interest and late fees

**	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization.

EXHIBIT F
TOTAL COMMON SHARES OR COMMON SHARE EQUIVALENTS ISSUED TO EXECUTIVE
MANAGEMENT AND EMPLOYEES UPON REORGANIZATION

				Total shares of
		Shares of		Common
		Common		Stock
		Stock to be		beneficially
		issued upon		owned upon
Employee	Title	Reorganization	Percentage*	Reorganization	Percentage*
Executive Management
Henry Williamson	Chief Executive Officer,
	Chairman of the Board of
	Directors	762,376	5.00%	762,376	5.00%
Scott Kapp	President, Founder and
	Board Member	344,491	2.26%	762,376	5.00%
Anthony J. Fidaleo	Chief Financial Officer,
	Chief Operating Officer,
	and Board Member	758,529	4.97%	762,376	5.00%

Total Executive Management		1,865,396	12.23%	2,287,128	15.00%

All Other Employees
Reserved for Issuance as Stock Options		357,143	2.34%	357,143	2.34%

Total All Other Employees		357,143	2.34%	357,143	2.34%

Total Employees		2,222,539	14.58%	2,644,270	17.34%

*	Based on 15,247,513 shares of Common Stock outstanding following the completion of the Reorganization. Excludes 1,762,261 Milestone Shares issuable to Executive management and Current employees.

EXHIBIT G
PRO-FORMA PRE AND POST-REORGANIZATION TOTAL COMMON SHARES OUTSTANDING, COMMON SHARE OR COMMON SHARE
EQUIVALENTS ISSUED, BENEFICIAL OWNERSHIP AND SUMMARY OF COMMON SHARES UNDERLYING WARRANTS AND OPTIONS

		Shares of
		Common	Percent of		Percent of		Percent of
	Shares of	Stock	Common		Common		Common
	Common	Outstanding	Stock as a		Stock issued	Shares of	Stock as a	Shares of	Percent of
	Stock	Post	total to	Shares of	as a total of	Common	total of all	Common	Common
	outstanding	reverse	Common	Common Stock	all Post	Stock Owned	Post	Stock	Stock
	pre reverse	split and	Shares	issued in	Reorganization	upon	Reorganization	Beneficially	Beneficially
Common	split and pre	pre	Outstanding Pre	the	Common Shares	completion of	Common Shares	owned upon	owned Upon
Shareholders	Reorganization	Reorganization	Reorganizationing	Reorganization	Outstanding	Reorganization (1)	Outstanding	Reorganization (1)	Reorganization
Senior Creditors (2)	—	—	0.00%	6,403,464	42.00%	7,801,791	51.17%	7,801,791	51.17%
Preferred Shareholders (3)	4,342,238	167,009	5.61%	2,882,494	18.90%	1,641,598	10.77%	8,660,456	56.80%
Other Creditors (4)	—	—	0.00%	759,812	4.98%	759,812	4.98%	759,812	4.98%
Common Shareholders and Outside Board Member (5)	62,152,071	2,390,464	80.24%	—	0.00%	2,400,042	15.74%	2,400,042	15.74%
Executives and Other Employees	10,965,000	421,731	14.16%	2,222,539	14.58%	2,644,270	17.34%	2,644,270	17.34%

Total	77,459,309	2,979,204	100.00%	12,268,309	80.46%	15,247,513	100.00%	22,266,371	146.03%

1.	Does not include approximately 199,000 and 93,000 post reverse shares of the Company’s common stock which are issuable upon the exercise of various warrants and options at exercise prices of between $.91 and $88.40 per share upon the effectiveness of the Reorganization which the Company believes will be “under water.” Excludes any shares of Common Stock owned directly or beneficially that were not issued directly by the Company.

2.	Includes 1,398,327 shares of Common Stock issued to four of the Senior Creditors for dividends paid in Common Stock for their respective ownership of Preferred Stock.

3.	Includes 5,151,280 shares of Common Stock issued to four of the Preferred Stockholders for their conversion of their respective share of the Demand Notes as Senior Creditors, plus 459,673 shares of Common Stock beneficially owned by Franklin Unruh

4.	Assumes conversion of 100% of the obligations owed to the Other Creditors as of March 31, 2007 into Common Stock.

5.	Includes 9,578 shares of Common Stock beneficially owned by Franklin Unruh, a Director of the Company, for his ownership of Common Stock included in Preferred Stock.

6.	d an additional 1,762,261 Milestone Shares Executive Officers and current employees can earn pursuant the earlier of achieving annualized revenue run rate milestones of $5 million no later than September 30, 2008 or $10 million by June 30, 2009.

G — continued
PRO-FORMA PRE AND POST-REORGANIZATION TOTAL COMMON SHARES OUTSTANDING, COMMON SHARE
OR COMMON SHARE EQUIVALENTS ISSUED, BENEFICIAL OWNERSHIP AND SUMMARY OF COMMON
SHARES UNDERLYING WARRANTS AND OPTIONS

		Total
		warrants
Total warrants		outstanding	Post Reverse
outstanding pre	Pre Reverse	post reverse	Adjusted Strike
reverse (1)	Strike Price	(1)	Price	Expiration dates
506,750	$1.00-1.75	19,490	$26.00-$45.50	September-07	to	December-07
1,591,487	$0.15-1.00	61,211	$3.90-$26.00	January-08	to	December-08
2,867,856	$0.15-1.00	110,302	$5.20-$26.00	January-09	to	December-09
56,250	$1.40	2,163	$36.40	January-10	to	December-10
45,000	$2.40	1,731	$62.40	January-11	to	December-11
100,000	$1.40	3,846	$88.40	January-12	to	May-12

5,167,343		198,744

		Total
		options
Total options		outstanding	Post Reverse
outstanding pre	Pre Reverse	post reverse	Adjusted Strike
reverse (2)	Strike Price	(2)	Price	Expiration dates
1,415,600	$0.020-$0.35	54,446	$0.91-$5.20	January-09	to	December-09
1,000,000	$0.16	38,462	$4.16	January-11	to	December-11

2,415,600		92,908

1.	Does not include approximately 979,000 post reverse shares of the Company’s common stock underlying warrants cancelled by the Preferred Stockholders for warrants owned by them or the investment bankers involved in such financings (whether such warrants were acquired in connection with the acquisition of the Preferred Stock or otherwise) in accordance with Exhibit D hereto (the “Preferred Stock Shares”).

2.	Does not include approximately 384,000 post reverse shares of the Company’s common stock underlying options forfeited by executives and former executives as part of the reorganization agreement.